EXHIBIT 16

[S.B. Hoover & Company, L.L.P. letterhead]

April 25, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE: TransCommunity Financial Corporation

Ladies and Gentlemen:

We have read Item 4 of the Current Report on Form 8-K/A dated February 28, 2005 (the “Form 8-K/A”) prepared by TransCommunity Financial Corporation (the “Company”) and are in agreement with the statements concerning our firm in the Form 8-K/A. We have no basis to agree to disagree with other statements of the Company contained in the Form 8-K/A.

Sincerely,

S. B. Hoover & Company, L.L.P.